Exhibit 5.1

January 3, 2023

Kimco Realty Corporation
500 N. Broadway, Suite 201
Jericho, New York 11753

Re:          Kimco Realty Corporation – Registration Statement on Form S-8

Ladies and Gentlemen:

We have served as Maryland counsel to Kimco Realty Corporation, a Maryland corporation, formerly known as New KRC Corp. (the “Company”), in connection with its filing of Post-Effective Amendment No. 1 (the “Post-Effective Amendments”) to each of the Registration Statements on Form S-8 filed with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”) by Kimco Realty OP, LLC, a Delaware limited liability company, formerly a Maryland corporation known as Kimco Realty Corporation (the “Predecessor”) on August 20, 1999 (Registration No. 333-85659), June 2, 2010 (Registration No. 333-167265), November 5, 2012 (Registration No. 333-184776) and May 8, 2022 (Registration No. 333-238131) (collectively, the “Registration Statements”). The Company is filing the Post-Effective Amendments to adopt the Registration Statements pursuant to Rule 414(d) under the 1933 Act as the successor issuer to the Predecessor. The Registration Statements, as amended by the Post-Effective Amendments, relate to the registration by the Company of up to: (a) 2,993,005 shares (the “2010 Plan Shares”) of Common Stock issuable pursuant to the Kimco Realty Corporation 2010 Equity Participation Plan, as amended (the “2010 Plan”) and (b) 10,000,000 shares (the “2020 Plan Shares” and, together with the 2010 Plan Shares, the “Shares”) of Common Stock issuable pursuant to the Kimco Realty Corporation 2020 Equity Participation Plan (the “2020 Plan” and, together with 2010 Plan, the “Plans”).

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

1.          The Post-Effective Amendments;

2.          The Registration Statements in the forms in which each was transmitted to the Commission under the 1933 Act;

3.          The charter of the Company (the “Charter”), certified by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

4.          The Amended and Restated Bylaws of the Company, certified as of the date hereof by an officer of the Company;

Kimco Realty Corporation
January 3, 2023

5.          Resolutions (the “Resolutions”) adopted by the board of directors of the Company (the “Board of Directors”) relating to the approval of the Plans and the registration and issuance of the Shares, certified as of the date hereof by an officer of the Company;

6.          The Plans;

7.          A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

8.          A certificate executed by an officer of the Company, dated as of the date hereof; and

9.          Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth herein, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1.          Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2.          Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3.          Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and the obligations of such party set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

4.          All Documents submitted to us as originals are authentic.  The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered.  All Documents submitted to us as certified or photostatic copies conform to the original documents.  All signatures on all Documents are genuine.  All public records reviewed or relied upon by us or on our behalf are true and complete.  All representations, warranties, statements and information contained in the Documents are true and complete.  There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

Kimco Realty Corporation
January 3, 2023

5.          Upon issuance of any of the Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the Charter.

6.          The Shares will not be issued or transferred in violation of the restrictions on transfer and ownership of shares of stock of the Company set forth in Article IV of the Charter.

7.          Each option, award, restricted stock unit, right or other security exercisable or exchangeable for a Share pursuant to the applicable Plan (each, an “Award”) will be duly authorized and validly granted in connection with the applicable Plan and each Award will be exercised or exchanged in accordance with the terms of the applicable Plan and such Award, including any option or award agreement entered into in connection therewith.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1.             The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2.          The issuance of the Shares has been duly authorized and, when and if issued and delivered in accordance with the Resolutions, the applicable Plan, the applicable Award and any other resolutions adopted by the Board of Directors or a duly authorized committee thereof relating thereto, the Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning federal law or the laws of any other state.  We express no opinion as to compliance with any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers.  To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter.

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated.  We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

Kimco Realty Corporation
January 3, 2023

This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement.  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein.  In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,

/s/ Venable LLP